NON-COMPETITION AGREEMENT


               This Non-Competition Agreement (this "Agreement"), dated as of March 25, 1996, is between NPC INTERNATIONAL, INC., a Kansas corporation ("Covenantor"), and SKIPPER'S, INC., a Washington corporation ("SKIPPER'S").

               WHEREAS Seattle Crab Co., a Washington corporation ("Parent"), is acquiring all the issued and outstanding stock of SKIPPER'S from Covenantor pursuant to an Acquisition Agreement among Parent, SKIPPER'S and Covenantor, dated as of March 25, 1996 (such agreement, with all exhibits, schedules and written information delivered pursuant thereto, the "Acquisition Agreement");

               WHEREAS the parties to the Acquisition Agreement have agreed that SKIPPER'S and the Covenantor shall execute a Non-Competition Agreement as a condition to Closing under the Acquisition Agreement;

               NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, Covenantor and SKIPPER'S agree as follows:

               1. Term. The terms of this agreement shall commence upon the date hereof and shall terminate three (3) years thereafter, unless earlier terminated or extended pursuant to this Agreement (the "Term").

               2.   Confidential Information.

                    A. Proprietary Information. Covenantor agrees that the relationships between Covenantor and SKIPPER'S were fiduciary relationships which have given Covenantor access to certain confidential information of SKIPPER'S (the "Proprietary Information"). The parties agree that the Proprietary Information shall include:

                         (i)  Trade Rights; and

                         (ii) Inventions,    secret    processes,    secret
               formulas, customer and supplier lists, licensed know-how, writings and works of authorship, drawings, designs, specifications, mask works, related documentation and technical data, all as used only in SKIPPER'S business, including any existing improvements thereto, in which Covenantor shall have any right, title or interest, whether




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               or not patented or patentable (all of which, as between  the parties, are "Trade Secrets").

                    B. Covenant of Confidentiality. During the Term of this Agreement, Covenantor shall not:

                         (i) disclose or use in Competition (as defined in paragraph 3 hereof) with SKIPPER'S in any Market Area (as defined in paragraph 2.B(ii) below) any Proprietary Information in (a) any business in which Covenantor shall be an owner, partner, shareholder, member, or in which Covenantor shall have any ownership interest; or (b) with which Covenantor shall have any contractual relationship or other understanding which results in, any pecuniary benefit to Covenantor; or

                         (ii) disclose any Proprietary  Information to  any
               individual, business or entity which shall be in Competition with the business of SKIPPER'S in any market from which SKIPPER'S shall have derived twenty percent (20%) of its sales in the twelve (12) months prior to the date hereof ("Market Area").

               3.   Covenant of Non-Competition.

                    A. During the Term of this Agreement, Covenantor agrees that it shall not knowingly, directly or indirectly, enter into Competition with SKIPPER'S in the quick service seafood restaurant business as such business is being operated on the date hereof in terms of menu, facilities and price point ("Competition"), whether alone or in association with any other individual or entity, whether as an owner, partner, shareholder, lender or investor in any business in which Covenantor shall have any ownership interest or which accords any pecuniary benefit to Covenantor in any Market Area.

                    B.   During the  Term  of  this  Agreement,  Covenantor
          agrees that it shall not induce or attempt to induce any employee, supplier, customer, franchisee, lessee, lessor, licensee or licensor of SKIPPER'S to (i) terminate his relationship with SKIPPER'S; (ii) modify his relationship with SKIPPER'S to SKIPPER'S detriment; (iii) disclose any Trade Secrets; (iv) modify the terms of any Trade Rights to SKIPPER'S; or (v) cause any holder or owner of any Trade Rights to grant any interest therein to Covenantor.

                    C. Nothing herein shall prevent Covenantor from investing in the securities of any entity in Competition with SKIPPER'S by purchase of any security of such entity on any national exchange, if the value of Covenantor's investment



                                        xxiii





          therein (i) does not exceed ten percent (10%) of Covenantor's net worth at any time during the Term hereof; and (ii) does not exceed three percent (3%) of the issued and outstanding shares or the aggregate principal outstanding of such competing entity's securities.

               4.   Consideration.    In  consideration  for   Covenantor's
          execution  hereof,  SKIPPER'S  and   Parent  shall  execute   the
          Acquisition Agreement.

               5.   Indemnification.

                    A. Indemnification by Covenantor. Covenantor shall indemnify SKIPPER'S against, and hold it harmless from and in respect of, any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances, and reasonable costs and expenses suffered, sustained, incurred or required to be paid by the SKIPPER'S, including reasonable attorney's fees, because of the breach of any obligation of Covenantor contained in this Agreement.

                    B.   Indemnification by  SKIPPER'S.   SKIPPER'S  shall
          indemnify the Covenantor against and hold it harmless from and in respect of, any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action encumbrances, and reasonable costs and expenses suffered, sustained, incurred or required to be paid by the Covenantor, including reasonable attorney's fees, because of the breach of any obligation of SKIPPER'S contained in this Agreement.

               7.   Injunctive Relief.  The parties hereto  agree that  any
          breach of the covenant of confidentiality regarding the Proprietary Information, or the covenant of non-competition by Covenantor, would cause extreme hardship to SKIPPER'S, which would be difficult to measure in damages, and that SKIPPER'S would not have an adequate remedy at law for such breach. Therefore, in addition to any other recovery in damages and indemnification hereunder, SKIPPER'S shall be entitled to seek and obtain specific performance of the covenants herein, and temporary, preliminary and permanent injunctive relief from the violation of this Agreement in any court of competent jurisdiction, without the necessity of proof of actual damages from breach.

               8.   Remedies Cumulative.   Except  as  otherwise  provided
          herein, the remedies  provided herein and  in any exhibit  hereto








          shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

               9.   Miscellaneous.


                    A. Amendment and Waiver. This Agreement may not be amended and no provision hereof may be waived, except by an instrument in writing signed by all the parties. Any waiver of any matter in a particular instance shall not effect a general waiver of that or any matter.

                    B. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall insure to the benefit of and shall be enforceable by and against, the respective successors and assigns of the parties hereto.

                    C.   Entire Agreement.   This  Agreement contains  the
          entire understanding of the parties with respect to the subject matter hereof.

                    D. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                    E. Survival. The covenants of confidentiality regarding proprietary information and indemnification provisions of the Agreement shall survive for a period of five (5) years after the term of this Agreement.

                    F. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, transmitted by facsimile or three days after being mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

                         (1)  If to the Covenantor:

                              NPC INTERNATIONAL, INC.
                              720 West 20th Street
                              Pittsburg, KA. 66762
                              Attn: Troy Cook



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                              Facsimile: (316) 231-0288

                              Copy to:

                              David Short, Esq.
                              Romacorp.
                              9304 Forrest Lane, Suite 200
                              Dallas, TX. 75243
                              Facsimile: (214) 343-2680

                         (2)  If to SKIPPER'S

                              SKIPPER'S, Inc.
                              Attn:  Paul Baird, President
                              1500 - 114th Avenue S. E.
                              Bellevue, Washington, 98004
                              Facsimile:  (206) 462-7121











































                              Copy to:

                              James L. Vandeberg, Esq.
                              Graham & Dunn
                              1420 5th. Ave. 33rd. Floor
                              Seattle, Washington 98101
                              Facsimile:  (206) 340-9599

                                   or to  such other  address  or
                              facsimile number or such additional
                              recipient as  any  party  may  have
                              furnished to the others in  writing
                              in accordance herewith, except that
                              such notices of changes of  address
                              shall  only   be   effective   upon
                              receipt.

                    G. Law Governing; Choice of Forum. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of Washington. The parties consent to the jurisdiction of the courts of the State of Washington in any action or proceeding arising out of this Agreement, and agree that in those actions or proceedings, venue will be proper in the Superior Court of the County of King.

                     H. Arbitration. Any controversy of claim arising out of, or relating to, this Agreement, or the making, performance or interpretation hereof, shall be resolved by arbitration in Seattle, Washington in accordance with the Rules of the American Arbitration Association then existing, and judgment of the arbitration award may be entered in any court having competent jurisdiction over the subject matter. The prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that proceeding, in addition to any of the relief to which it is entitled.

               IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Covenantor and SKIPPER'S, as of the date first above written.

                                   "SKIPPER'S"

                                   SKIPPER'S, INC., a Washington
                                   corporation



                                   By:  __________________________________
                                        Paul Baird, President



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                                   "COVENANTOR"

                                   NPC INTERNATIONAL, INC., a Kansas
                                   corporation


                                   By:____________________________________














































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